UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2007

LINCOLN INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

12A Block, Xinhe Road, Xinqiao No. 3
Industrial Zone, Shajing District, Baoan Town
Shenzhen, China 150090
(Address of principal executive offices) (zip code)

86-0755-29758811
(Registrant’s telephone number, including area code)

Copies to:
Asher S. Levitsky PC
Jeff Cahlon, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 981-6767
Fax: (212) 930-9725

641 Lexington Avenue, 25th Floor
New York, New York 10022
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 12, 2007, Lincoln International Corporation (“Lincoln” or the “Company”), acquired all of the issued and outstanding capital stock of Keep On Holdings Limited, a British Virgin Islands corporation (“Keep On”), which is the sole stockholder of Suny Electronics (Shenzhen) Company Limited, a corporation organized under the laws of the Peoples’ Republic of China (“Suny”). In connection with that transaction, Lincoln entered into the following agreements.

(a)   An agreement with Lawrence Kwok-Yan Chan, the sole shareholder of Keep On pursuant to which he exchanged all of his stock in Keep On for 85,320,000 shares of Lincoln’s common stock (constituting approximately 98.1% of the outstanding common stock of Lincoln). The Lincoln common stock was issued, in accordance with Mr. Chan’s instructions, to Mr. Chan and his designees.

(b)  A securities purchase agreement with Barron Partners LP and EOS Holdings LLC (collectively, the “Investors”) pursuant to which the Investors purchased, for $4,000,000, an aggregate of (i) 3,703,704 shares of Lincoln’s series A convertible preferred stock, with each share of series A preferred stock being initially convertible into 7.5 shares of common stock, (ii) warrants to purchase 41,250,000 shares of common stock at $.17 1/3 per share, and (iii) warrants to purchase 45,000,000 shares of common stock at $.20 per share. The following table sets forth the investment by each of the Investors, the number of shares of series A preferred stock issued, the number of shares of common stock issuable upon conversion of the series A preferred stock and the number of shares of common stock issuable upon exercise of each set of warrants:

	Series A Preferred Stock	Common Stock issuable upon conversion of Series A Preferred Stock	$.17 1/3 Warrants	$.20 Warrants
Barron Partners LP	3,611,111	27,083,332.5	40,218,750	43,875,000
EOS Holdings LLC	92,593	694,447.5	1,031,250	1,125,000
Total	3,703,704	27,777,780.0	41,250,000	45,000,000

(c)  An agreement with Lincoln’s principal stockholder Nathan Low, individually and on behalf of NFS/FMTC Roth IRA FBO Nathan Low, pursuant to which Lincoln purchased 2,175,000 shares of common stock, for a purchase price of $340,133.13, which was paid from the proceeds of the series A preferred stock and warrants, and repaid obligations to Mr. Low due to him in the aggregate amount of $284,866.87. The total payments for the stock and Lincoln’s obligations to Mr. Low were $625,000.

(d)  A registration rights agreement pursuant to which Lincoln agreed to register the shares of Common Stock issuable upon conversion of the series A preferred stock and exercise of the warrants.

(e)  An escrow agreement pursuant to which the Lincoln put 3,700,000 shares of series A preferred stock in escrow. If Lincoln’s consolidated net income, as defined, for 2007 and 2008 do not reach the target numbers, on a per share, fully diluted basis, some or all of these shares are to be delivered to the Investors and if the targets are met, the shares are to be returned to Lincoln and cancelled. The target number for 2007 is RMB¥0.9894 (approximately $0.1315) per share, and the target number for 2008 is RMB¥1.569 (approximately $0.2985) per share, except that, if all of the warrants shall not have been exercised by March 31, 2008, the target number for 2008 shall by RMB¥1.368 (approximately $1.1818) per share. All of the shares held in escrow are delivered to the Investors if the net income for either year is 50% or less than the target number for that amount. If the shortfall is less than 50%, a ratable portion of the shares are delivered to the Investors. The conversion rates are based on the rates on September 11, 2007, and are subject to change.

The following table shows the number of shares to be delivered to the Investors if (a) there is no shortfall in either year, (b) there is a 20% shortfall in each year, and (c) there is a 50% shortfall in 2007.

Shortfall	Shares delivered to Investors - 2007	Shares delivered to Investors - 2008
No shortfall	-0-	-0-
20% shortfall	1,480,000	1,480,000
50% shortfall	3,700,000	-0-

Net income, for the purposes of determining whether any shares are to be delivered to the Investors, is defined to mean net income determined in accordance with GAAP plus (a) any charges relating to the transaction contemplated by the Purchase Agreement and the registration rights agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Net Income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining net income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP.

The warrants have a term of five years, and expire on September 12, 2012. The warrants provide a cashless exercise feature which permits the conversion of the warrants into shares of common stock or series A preferred stock; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on September 12, 2007 and thereafter only if the underlying shares are not covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 50% in each of 2007 and 2008 if the Company’s net income, as defined above, per share of common stock, on a fully-diluted basis, is less than the target numbers described above for 2007 and 2008. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants. The following table shows the adjusted warrant exercise prices if (a) the net income for both 2007 and 2008 is 25% less than the target numbers (a 25% shortfall) and (b) the net income at 50% (a 50% shortfall), which is the maximum reduction in either year.

	$0.17 1/3 Warrant	$0.20 Warrant
	Exercise Price	Exercise Price
Unadjusted	$0.1733	$0.20
25% shortfall	$0.13	$0.15
50% shortfall	$0.08667	$0.10

The Purchase Agreement, the certificate of designation and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 4.9% of the Company’s outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

The purchase agreement, the certificate of designation for the series A preferred stock and the warrants also provide that, with certain exceptions, if the Company issues common stock at a price, or other warrants or other convertible securities with an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, as the case may be, the conversion price of the warrants or the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities, except that, the exercise price of the $0.17 1/3 warrants have a formula adjustment.

The Purchase Agreement, the certificate of designation and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 4.9% of the Company’s outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

Pursuant to the purchase agreement, in addition to the foregoing:

•
The board of directors and the holders of a majority of Lincoln’s outstanding shares approved a restated certificate of incorporation which effected a one-for-7.5 reverse split of Lincoln’s common stock, and the Company is required to file an information statement with the SEC in connection therewith and, after mailing the information statement to the stockholders, to file the restated certificate of incorporation.

•
The Company agreed to have appointed such number of independent directors that would result in a majority of its directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors within 90 days after the closing. Failure of the Company to meet these requirements for a period of 60 days for an excused reason, as defined in the Purchase Agreement, or 75 days for a reason which is not an excused reason, would result in the imposition of liquidated damages which are payable in cash or additional shares of series A preferred stock..

•
The Company agreed to hire a full-time qualified chief financial officer three months after the closing date. If the Company does not have a qualified chief financial officer for a period of 60 days, the Company would be required to pay liquidated damage.

•
Liquidated damages for failure to comply with the preceding two covenants are computed in an amount equal to 12% per annum of the Purchase Price, up to a maximum of 15% of the Purchase Price, which is $600,000, which is payable in cash or series A preferred stock, at the election of the Investors.

•
The Company and the investors entered into a registration rights agreement pursuant to which the Company agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 1,217 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 550,000 shares. The registration rights agreement also provides for additional demand registration rights in the event that the investors are not able to register all of the shares in the initial registration statement.

•	The Investors have a right of first refusal on future financings.

•
The Company is restricted from issuing convertible debt or preferred stock or from having debt in an amount greater than twice the Company’s earnings before interest, taxes, depreciation and amortization.

•
The Company’s officers and directors agreed, with certain limited exceptions, not to publicly sell shares of common stock for 27 months or such earlier date as all of the convertible securities and warrants have been converted or exercised and the underlying shares of common stock have been sold.

•	The Company paid Barron Partners $50,000 for its due diligence

Item 2.01 Completion of Acquisition of Disposition of Assets

Information in response to this Item 2.01 is keyed to the Item numbers of Form 10SB.

Part I
Item 1. Description of Business

Summary

On September 12, 2007, the Company acquired the stock of Keep On, which is the sole stockholder of Suny. The acquisition is Keep On is treated as a reverse acquisition, and the business of Suny became the business of the Company. At the time of the reverse acquisition, Lincoln was not engaged in any active business.

References to “we,” “us,” “our” and similar words refer to the Keep On and its wholly-owned subsidiary of the Company. References to the “Lincoln” refer to the Company and its business prior to the reverse acquisition.

Keep On is a British Virgin Island corporation organized on April 18, 2007. Suny was organized on November 2, 2004 and started operations in 2005. On July 19, 2007, Suny entered into a stock transfer agreement with Keep On pursuant to which Keep On acquired all of the equity interest in Suny. The Company is a Delaware corporation, organized in 1960.

We design, manufacture and market small to medium-sized light emitting diode, known as “LEDs,” and cold cathode fluorescent lamp, known as “CCFL,” for various types of displays, such as amorphous silicon thin film liquid crystal displays, low temperature poly-silicon thin film liquid crystal displays, super-twisted nematic liquid crystal display, colored super-twisted nematic liquid crystal display, twisted nematic liquid crystal display, and mono LCDs for liquid crystal displays. Our products are used in a variety of products, such as mobile phones, PDA’s, GPS system, portable DVD/VCD players, MP3 and MP4, medical equipment, household appliances with displays. Our emphasis is on small to medium-size back-light unit manufacturing. We are now developing the large size back lighting unit, targeting the LCD-TV market. Our manufacturing workshop and management are in Shenzhen, China.

For the six months ended June 30, 2007 we generated revenues of $11,312,000, net income of $1,776,000, and cash flow from operations of $163,000. In 2006, we generated revenues of $15.8 million, net income of $2.4 million and cash flow from operations of $1.1 million.

Our executive offices are located at 12A Block, Xinhe Road, Xinqiao No. 3, Industrial Zone, Shajing District, Baoan Town, Shenzen, China 150090, telephone 86-0755-29758811. Suny’s website is www.suny.hk. Information contained on the website is not a part of this report.

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks Related to our Business

Adverse trends in the electronics industry may reduce our revenues and profitability.

Our business depends on the continued vitality of the electronics industry, which is subject to rapid technological change, short product life cycles and margin pressures. In addition, the electronics industry historically has been cyclical and subject to significant downturns characterized by diminished product demand, accelerated erosion of average selling prices and margin and production over-capacity.  It is also characterized by sudden upswings in the cycle, which can lead to shortages of key components needed for our business, for which there is not always an alternative source. Economic conditions affecting the electronics industry in general or our major customers may adversely affect our operating results by reducing the level of business that they furnish to us or the price they are willing to pay for our products.   If our customers’ products fail to gain widespread commercial acceptance, become obsolete or otherwise suffer from low sales volume, our revenues and profitability may stagnate or decline.

Our revenues and income will be impaired if we are unable to market products that utilize the most current technology.

The electronics industry in general is characterized by changes in technology that either significantly reduce gross margins or make products obsolete  Organic light emitting diode technology is an alternative to traditional LED technology that is still in the development phase, with companies attempting to create an organic light emitting diode solution for cell phones and other small size applications.  This technology has the potential to supplant traditional the LED in many applications.  If this technology or other technologies enable companies to have a better and cheaper product, the market for the LED may diminish, and, if we are not able to develop or acquire rights to new technologies, we may have difficulty in maintaining our sales, margin and income.

A few customers and applications account for a significant portion of our sales, and the loss of any one of these customers may reduce our revenues and profits.

A significant percentage of our revenue has been derived from a small number of customers. During the six months ended June 30, 2007, our four largest customers each accounted for between 10% and 15% of our revenue, and the four together accounted for revenue of approximately $5.2 million, or 47% of total revenue. For the year ended December 31, 2006, our largest three customers, each of which accounted for between 10% and 13% of revenue, generated revenue of approximately $5.1 million, or 37% of revenue, and for the year ended December 31, 2005, our largest four customers, each of which accounted for between 12% and 20% of revenue, generated revenue of approximately $4.7 million, or 63% of total revenue. Unless we generate significant business from other customers, as to which we can give no assurance, the loss or a significant reduction in orders from any of these customers could have a material adverse effect upon our revenue and earnings.

We do not have long-term purchase commitments from our customers and may have to base our production decisions on non-binding customer forecasts, and any cancellation of purchase orders may impair our revenues and profitability.

We are required to provide our customers with product on very short notice. Industry trends over the past five years have led to dramatically shortened lead times on purchase orders, as rapid product cycles have become the norm. Although we sometimes enter into manufacturing contracts with our customers, these contracts principally clarify order lead times, inventory risk allocation and similar matters, rather than providing for firm, long-term commitments to purchase a specified volume of products at a fixed price. As a result, customers can generally cancel purchase commitments or reduce or delay orders at any time. Our customers may provide us with non-binding forecasts which are subject to change. We must meet our customers’ delivery requirements regardless of whether the orders are consistent with the forecasts. As a result, our revenues and income can be impaired if we are unable to meet the customers’ requirements or if we produce product based on the forecasts and the anticipated orders are not forthcoming. These customer decisions could result in excess and obsolete inventory and/or unabsorbed manufacturing capacity if anticipated orders do not materialize or a strain our resources, leading to a reduction in our margins as a result of the additional costs necessary to meet the demands which may be in excess of the forecasts.

We may incur design and development expenses and purchase inventory in anticipation of orders which are not placed.

In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer.  Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize. We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

Failure to optimize our manufacturing potential and cost structure could materially increase our overhead, causing a decline in our margins and profitability.

We strive to utilize the manufacturing capacity of our facilities fully but may not do so on a consistent basis. Our factory utilization is dependent on our success in accurately forecasting demand, predicting volatility, timing volume sales to our customers, balancing our productive resources with product mix, and planning manufacturing services for new or other products that it intends to produce. Demand for contract manufacturing of these products may not be as high as we expect, and we may fail to realize the expected benefit from our investment in our manufacturing facilities. Our profitability and operating results are also dependent upon a variety of other factors, including utilization rates of manufacturing lines, downtime due to product changeover, impurities in raw materials causing shutdowns, and maintenance of contaminant-free operations. Failure to optimize our manufacturing potential and cost structure could materially and adversely affect our business and operating results.

Our profitability is affected by inflationary pressure in China and other countries in which we sell our products.

Our cost structure is subject to fluctuations from inflationary pressures in China and other countries in which we conduct business. China is currently experiencing dramatic growth in its economy. This growth may lead to continued pressure on wages and salaries that may exceed increases in productivity. In addition, these may not be compensated for and may be exacerbated by currency movements.

We face intense competition, and many of our competitors have substantially greater resources than we have.

We operate in a competitive environment that is characterized by price deflation and technological change. We compete with major international and domestic companies. Our competitors may have greater market recognition and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. Furthermore, some of our competitors have manufacturing and sales forces that are geographically diversified, allowing them to reduce transportation expenses, tariff costs and currency fluctuations for certain customers in markets where their facilities are located.  Many competitors have production lines that allow them to produce more sophisticated and complex devices than we currently offer and to offer a broader range of display devices. Other emerging companies or companies in related industries may also increase their participation in the display and display module markets, which would intensify competition in our markets. We might lose some of our current or future business to these competitors or be forced to reduce our margins to retain or acquire that business, which could decrease our revenues or slow our future revenue growth and lead to a decline in profitability.

Because we depend on the market acceptance of our customers’ products, any significant slowdown in demand for those products would reduce our revenues and our profits.

Currently, we do not sell products to end users. We design and manufacture display product solutions that our customers incorporate into their products. As a result, our success depends almost entirely upon the market acceptance of our customers’ products. Any significant slowdown in the demand for our products would likely reduce our revenues and profits. Our failure to identify potential growth opportunities or establish these relationships would limit our revenue growth and profitability.

We extend credit to our customers and our inability to collect such receivables may have an adverse effect on our immediate and long-term liquidity.

We extend credit to our customers based on assessments of their financial circumstances, generally without requiring collateral.  As of June 30, 2007, our net accounts receivable was $2.1 million, or about 38.3% of current assets and 28.4% of total assets. Our overseas customers may be subject to economic cycles and conditions different from those of our domestic customers. We may also be unable to obtain satisfactory credit information or adequately secure the credit risk for some of these overseas customers.  The extension of credit presents an exposure to risk of uncollected receivables.  Additionally, to the extent that our receivables are denominated in a foreign currency, the anticipated amounts collected in United States dollar may vary due to fluctuations in currency values. Our inability to collect on these accounts may reduce on our immediate and long term liquidity.

If we fail to adapt to changing market conditions, it would reduce our profitability.

The consumer electronics industry which is characterized by rapid change. New technologies are appearing with increasing frequency to supplant existing technologies.  In order to capture increased market share, manufacturers are adopting a shorter product life cycle from a cosmetic, if not functional, standpoint, but cosmetic changes generally have a direct effect on the backlight products that the new designs incorporate. Technological advances, the introduction of new products, new designs and new manufacturing techniques could render our inventory obsolete, or it could shift demand for products that we do not currently offer.  If we fail to adapt to those changing conditions in a timely and efficient manner, our revenues and profits could decline. To remain competitive, we must continue to incur significant costs in product development, equipment and facilities and to make capital investment with no assurance that we will develop a commercially acceptable product. Thus, a result, we could be required to expend substantial funds for and commit significant resources to the following:

•	research and development activities on existing and potential product solutions;

•	additional engineering and other technical personnel;

•	advanced design, production and test equipment;

•	manufacturing services to meet changing customer needs;

•	technological changes in manufacturing processes; and

•	expansion of manufacturing capacity.

Our future operating results will depend to a significant extent on our ability to continue to provide new product solutions and electronic manufacturing services that compare favorably on the basis of time to market, cost and performance with the design and manufacturing capabilities and competing third-party suppliers and technologies. Our failure to increase our net sales sufficiently to offset these increased costs would reduce our profitability.

We are subject to lengthy sales cycles, and it could take longer than we anticipate before our sales and marketing efforts result in revenue.

Our focus on developing a customer base that requires custom displays and devices means that it may take longer to develop strong customer relationships. Moreover, factors specific to the electronic products industries have an impact on our sales cycles. For example, customers who operate in or supply to the medical and automotive industries require longer sales cycles, as qualification processes are longer and more rigorous, often requiring extensive field audits. These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue to us, if at all.  As a result, the return on the time and effort invested in developing these opportunities may be deferred, or may not be realized at all, which would reduce our profitability.

Products we manufacture may contain design or manufacturing defects, which could result in reduced demand for our services and customer claims, causing us to sustain additional costs, loss of business reputation and legal liability.

We manufacture products to our customers’ requirements, which can be highly complex and may at times contain design or manufacturing errors or failures. Any defects in the products we manufacture, whether caused by a design, manufacturing or component failure or error, may result in returns, claims, delayed shipments to customers or reduced or cancelled customer orders. If these defects occur, we will incur additional costs, and if in they occur in large quantity or frequently, we may sustain additional costs, loss of business reputation and legal liability.

Intellectual property disputes could result in substantial costs and diversion of our management resources regardless of whether we ultimately prevail.

Although we possess two Chinese patents, we may devote significant time and financial resources to attempt to halt the infringement without any assurance that we will prevail in any litigation. While we do not knowingly infringe on patents, copyrights or other intellectual property rights of others; we may be required to spend a significant amount of time and financial resources to resolve any infringement claims against us.  We may not be successful in defending our position or negotiating an alternative remedy.  Any litigation could result in substantial costs and diversion of our management resources and could reduce our revenues and profits.

Our customers may decide to design and/or manufacture the products that they currently purchase from us.

Our competitive position could be adversely affected if one or more of our customers designs or manufactures their own backlights and display modules. We may not be able to compete successfully with these in-house developments.

Our component and materials suppliers may fail to meet our needs, causing us to experience manufacturing delays, which may harm our relationships with current or prospective customers and reduce sales.

We do not have long term supply contracts with the majority of our suppliers or for specific components, which exposes us to supply risk and to price increases that we may not be able to pass on to our customers.  In our industry, at times, there are shortages of some of the materials and components that it uses. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing delays, which could harm our relationships with current or prospective customers and reduce sales.  Moreover, some suppliers may offer preferential terms to our competitors, who may have greater buying power or leverage in negotiations.  That would place us at a competitive disadvantage. Further, a customer’s specifications may require us to purchase components from a specific supplier and if we are unable to obtain the components we would be unable to fill the order.

We may be affected by power shortages, causing delays in delivery of products to our customers, resulting in possible loss of business or claims against us and cause us to lose future business from those or other customers.

Our factory consumes a significant amount of electricity, and there are a significant number of industrial facilities in the area where this factory is located.  Therefore, power shortages may occur and the facility may be deprived of electricity for undetermined periods of time.  Any power shortage may result in longer production timeframes and delays in delivery of product to our customers.  Failure to meet delivery deadlines may result in the loss of business or claims against us, which may have a material and adverse effect on our business, profitability and reputation.

Our financial performance could be harmed if compliance with new environmental regulations becomes too burdensome.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our leased facilities in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business. These rules are subject to changes both in the law and regulations as well as the interpretation of existing laws and regulations. We cannot assure you that we will be in compliance consistently. Failure to comply with regulations could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional equity or debt financing to provide the capital required to maintain or expand our design and production facilities and equipment and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired.

Failure to manage growth effectively could result in inefficiencies that could increase our costs, reducing our profitability.

Our ability to manage our planned growth effectively will require us to enhance quality, operational, financial and management systems; expand facilities and equipment, and hire, train and motivate additional employees, including the technical personnel necessary to operate our production facilities. Any expansion and diversification of our product range, manufacturing and sales will result in increases in our overhead and selling expenses, with no assurance that we will generate revenue sufficient to amortize these costs. Our failure to generate sufficient business would adversely affect our profitability.

Potential strategic alliances may not achieve their objectives, which could lead to wasted effort or involvement in ventures that are not profitable and could harm our company’s reputation.

We are currently exploring strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology, increase our manufacturing capacity, provide additional know-how, components or supplies, and develop, introduce and distribute products and services utilizing our technology and know-how, although we do not have any formal or informal understandings or agreements with respect to any such relationship. Any strategic alliances entered into may not achieve their strategic objectives, and parties to our strategic alliances may not perform as contemplated.  As a result, the alliances themselves may run at a loss, which would reduce our profitability, and if the products or customer service provided by such alliances were of inferior quality, our reputation in the marketplace could be harmed, affecting our existing and future customer relationships.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

Although we have no present plans for any acquisitions, in the event that we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We may not be able to retain, recruit and train adequate management and production personnel.

Our success is dependent, to a large extent, on our ability to retain the services of our executive management, who have contributed to our growth and expansion to date.  The executive directors play an important role in our operations and the development of our new products. Accordingly, the loss of their services, in particular Lawrence Kwok-Yan Chan, our chief executive officer and a principal stockholder, without suitable replacements, will have an adverse affect on our business generally, operating results and future prospects.   Further, our chief financial officer serves in a part time capacity, and we will need to engage a full time chief financial officer. Our agreement with the Investors requires us to have a full time chief financial officer within three months of the closing. In addition, our continued operations are dependent upon our ability to identify and recruit adequate management and production personnel in China. We require trained graduates of varying levels and experience and a flexible work force of semi-skilled operators. Many of our current employees come from the more remote regions of China as they are attracted by the wage differential and prospects afforded by Shenzhen and our operations. With the economic growth currently being experienced in China, competition for qualified personnel is substantial, and there can be no guarantee that a favorable employment climate will continue and that wage rates we must offer to attract qualified personnel will enable us to remain competitive internationally. Our inability to attract such personnel may or the increased cost of doing so could reduce our competitive advantage relative to other backlight producers, reducing or eliminating our growth in revenues and profits.

 Risks Related to International Operations

 If China does not continue its policy of economic reforms, it could, among other things, result in an increase in tariffs and trade restrictions on products we produce or sell following a business combination, making our products less attractive and potentially reducing our revenues and profits.

China’s government has been reforming its economic system since the late 1970s. The economy of China has historically been a nationalistic, “planned economy,” meaning it has functioned and produced according to governmental plans and pre-set targets or quotas. However, in recent years, the Chinese government has implemented measures emphasizing, to some extent, the utilization of market forces for economic reform and the reduction of state ownership in business enterprises. Although we believe that the changes adopted by the government of China have had a positive effect on the economic development of China, additional changes still need to be made. For example, a substantial portion of productive assets in China are still owned by the Chinese government. Additionally, the government continues to play a significant role in regulating industrial development and imposes price controls in some industries. We cannot predict the timing or extent of any future economic reforms that may be proposed, but should they occur, they could reduce our operating flexibility or require us to divert our efforts to products or ventures that are less profitable than those we would elect to pursue on our own.

A recent positive economic change has been China’s entry into the World Trade Organization, the global international organization dealing with the rules of trade between nations. It is believed that China’s entry will ultimately result in a reduction of tariffs for industrial products, a reduction in trade restrictions and an increase in trading with the United States.  However, China has not fully complied with all of its WTO obligations to date, including fully opening its markets to American goods and easing the current trade imbalance between the two countries. If actions are not taken to rectify these problems, trade relations between the United States and China may be strained, and this may have a negative impact on China’s economy and our business by leading to the imposition of trade barriers on items that incorporate our products, which would reduce our revenues and profits.

The deterioration of any current favorable local conditions may make it difficult or prohibitive to continue to operate or expand the manufacturing facilities in China.

Our manufacturing workshop and management are in Shenzhen, China. Because of the location of the manufacturing facilities in China, we could be affected by economic and political instability there, including problems related to labor unrest, lack of developed infrastructure, variances in payment cycles, currency fluctuations, overlapping taxes and multiple taxation issues, employment and severance taxes, compliance with local laws and regulatory requirements, greater difficulty in collecting accounts receivable, and the burdens of cost and compliance with a variety of foreign laws. Moreover, inadequate development or maintenance of infrastructure in China, including adequate power and water supplies, transportation, raw materials availability or the deterioration in the general political, economic or social environment could make it difficult, more expensive and possibly prohibitive to continue to operate or expand the manufacturing facilities in China.

The Chinese government could change its policies toward, or even nationalize, private enterprise, which could leave us unable to use the assets we have accumulated for the purpose of generating profits for the benefit of our stockholders.

Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government that result in a change of laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially reduce the value of our business by making us uncompetitive or, for example, by reducing our after-tax profits. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China, where a significant portion of our profits are generated.

The Chinese legal system may have inherent uncertainties that could materially and adversely impact our ability to enforce the agreements governing our operations.

The performance of the agreements and the operations of our factories are dependent on our relationship with the local government. Our operations and prospects would be materially and adversely affected by the failure of the local government to honor our agreements or an adverse change in the laws governing them. In the event of a dispute, enforcement of these agreements could be difficult in China. China tends to issue legislation, which is followed by implementing regulations, interpretations and guidelines that can render immediate compliance difficult. Similarly, on occasion, conflicts arise between national legislation and implementation by the provinces that take time to reconcile. These factors can present difficulties in our ability to achieve compliance. Unlike the United States, China has a civil law system based on written statutes in which judicial decisions have limited precedential value. The Chinese government has enacted laws and regulations to deal with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, our experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes in China is therefore unpredictable. These matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces and factors unrelated to the legal merits of a particular matter or dispute may influence their determination.

Because our operations are international, we are subject to significant worldwide political, economic, legal and other uncertainties that may make collection of amounts owed to us difficult or costly, or conducting operations more difficult should materials needed from certain places be unavailable for an indefinite or extended period of time.

Because we manufacture all of our products in China, substantially all of the net book value of our total fixed assets is located there. However, we sell our products to customers worldwide, with concentrations of customers in Taiwan, Hong Kong, North America, Europe, Japan, Southeast Asia and China.  As a result, we will have receivables from and goods in transit to those locations. Protectionist trade legislation in the United States or foreign countries, such as a change in export or import legislation, tariff or duty structures, or other trade policies, could adversely affect our ability to sell products in these markets, or even to purchase raw materials or equipment from foreign suppliers. Moreover, we are subject to a variety of United States laws and regulations, changes to which may affect our ability to transact business with certain customers or in certain product categories.

Fluctuation of the Renminbi (“RMB”), the Chinese currency, could make our pricing less attractive, causing us to lose sales, or could reduce our profitability when stated in terms of another currency, such as the U.S. dollar.

The value of the RMB, the main currency used in China, fluctuates and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies such as the dollar has been generally based on rates set by the People’s Bank of China. The official exchange rate had remained stable over the past several years. However, China recently adopted a floating rate with respect to the RMB, with a 0.3% fluctuation. As a result, the exchange rate of the RMB recently rose to 7.91 against the dollar, amounting to a 2% appreciation of the RMB. This floating exchange rate, and any appreciation of the RMB that may result from such rate, could have various effects on our business, which include making our products more expensive relative to those of our competitors than has been true in the past, or increasing our profitability when stated in dollar terms.  It is not possible to predict if the net effects of the appreciation of the RMB, if it occurred, would be positive or negative for our business.

Changes in foreign exchange regulations in China may affect our ability to pay dividends in foreign currency or conduct other business for which we would need access to foreign currency exchange.

The RMB is not currently a freely convertible currency, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund business activities outside China or to make dividends or other payments in United States dollars. The Chinese government strictly regulates conversion of RMB into foreign currencies.  For example, RMB cannot be converted into foreign currencies for the purpose of expatriating the foreign currency, except for purposes such as payment of debts lawfully owed to parties outside of China.  Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. We can give no assurance that the current foreign exchange measures will not be changed in a way that will make payment of dividends and other distributions outside of China more difficult or unlawful.

We are subject to various tax regimes, which may adversely affect our profitability and tax liabilities in the future.

Although virtually all of our profits will be earned outside of the U.S., under U.S. tax laws it is possible that some or much of our earnings will be subject to U.S. taxation.  That may be true even if we do not repatriate any of our foreign earnings to the U.S.  If that occurs, our after-tax profits could decrease significantly.  We will attempt to structure our operations in a manner that minimizes our overall corporate tax costs, but there is no assurance that we will be able to avoid having to pay significantly higher taxes than we have paid historically.

We may be subject to penalties under the tax laws of the PRC.

Under the commercial practice of the PRC, we paid value added taxes and business tax based on tax invoices issued. We generally issue our tax invoice subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued.  Further, questions may arise as to whether a transaction is subject to value added taxes.  In the event that the PRC tax authorities dispute our determination of the tax due or the date on which the tax was to have been paid, the PRC tax office has the right to assess a penalty which can range from zero to five times of tax which is determined to have been improperly deferred.  Although we believe that we are paying value added taxes and business taxes in accordance with the common practice in PRC, we cannot assure you that the PRC tax authorities would not reach a different conclusion or determine that common practice is not in accordance with the tax laws of the PRC.  If a penalty is ultimately assessed against us, the penalty could represent a material amount.

Cessation of our income tax exemption may have an adverse impact on our net profits.

We enjoy enterprise income tax preferential treatment granted by the Shenzhen Tax Authority to Foreign Owned Manufacturing Enterprises. We were exempt from the enterprise income tax for 2005 and 2006 and we will receive a 50% reduction in the tax rate for the following three years. The cessation of the preferential treatment may have an adverse effect on our profits.

Because Chinese law governs almost all of our material agreements, we may not be able to enforce our legal rights within China or elsewhere, which could result in a significant loss of business, business opportunities, or capital.

Chinese law governs almost all of our material agreements. We cannot assure you that we will be able to enforce any of our material agreements or that remedies will be available outside of China. The system of laws and the enforcement of existing laws in China may not be as certain in implementation and interpretation as in the United States.  The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in China.

Substantially all of our assets will be located outside of the United States and our officers and directors will reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States.  Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the Federal securities laws.

We may have difficulty establishing adequate management, legal and financial controls in China, which could impair our planning processes and make it difficult to provide accurate reports of our operating results.

China historically has not followed Western style management and financial reporting concepts and practices, and its access to modern banking, computer and other control systems has been limited.  Although we will be required to implement internal controls, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China in these areas. As a result of these factors, we may experience difficulty in establishing the required controls and instituting business practices that meet Western standards, making it difficult for management to forecast its needs and to present the results of our operations accurately at all times.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits.

 There can be no guarantee that China will comply with the membership requirements of the World Trade Organization, which could leave us subject to retaliatory actions by other governments and reduce our ability to sell our products internationally.

  China has agreed that foreign companies will be allowed to import most products into any part of China.  In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that China will implement any or all of the requirements of its membership in the World Trade Organization in a timely manner, if at all.  If China does not fulfill its obligations to the World Trade Organization, we may be subject to retaliatory actions by the governments of the countries into which we sell our products, which could render our products less attractive, thus reducing our revenues and profits.

Risks Related to our Securities.

There may not be an active, liquid trading market for our common stock.

Our common stock is registered pursuant to the Securities Exchange Act of 1934, as amended, and is currently listed on the OTC Bulletin Board. However, there is currently no regular market or trading in the Company’s common stock, and we cannot give an assurance that such a market will develop. If a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	announcements that our revenue or income are below analysts’ expectations;

•	general economic slowdowns;

•	matters affecting the economy of the PRC and the relationship between the United States and the PRC;

•	changes in market valuations of both similar companies and companies whose business is primarily or exclusively in the PRC;

•	sales of large blocks of our common stock;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

We do not anticipate paying dividends on our common stock.

We are prohibited from paying dividends on our common stock while the series A preferred stock is outstanding.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

If a public market develops for our common stock and if our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent losses to investors.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

 FORWARD-LOOKING STATEMENTS

Statements in this current report on Form 8-K may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this current report and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to the ability to conduct business in the PRC, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this current report.

BUSINESS

We design, manufacture and market small to medium-sized light emitting diodes, known as LEDs and cold cathode fluorescent lamp, known as CCFL, for various types of displays, such as amorphous silicon thin film liquid crystal displays, low temperature poly-silicon thin film liquid crystal displays, super-twisted nematic liquid crystal display, colored super-twisted nematic liquid crystal display, twisted nematic liquid crystal display, and mono LCDs for liquid crystal displays. Our products have a variety of applications, such as mobile phones, PDA’s, GPS system, portable DVD/VCD players, MP3 and MP4, medical equipment, household appliances with displays, and more. Our emphasis is on small to medium-size back-light unit (“back lighting unit”) manufacturing, and we are now developing the large size back lighting unit, targeting the LCD-TV market which we believe has a relatively high profit margin.

The LCD Industry

The backlight industry provides one of the major components for LCD displays, contributing an estimated 20% of the cost of LCD module. Displays are a part of every day life. They are found in audio and visual equipment in the home, computers and laptops at work. People come across displays in the home, offices, restaurants and bars, hotels, cars, hospital and elsewhere.

According to Stanley Jeong, IDC research manager, Global TFT-LCD Research, the TFT-LCD market was over $60 billion in 2005, and is projected to increase to $94 billion by 2010. The backlight portion of this market was estimated at a $19 billion market in 2005 and was projected to grow to a $20.2 billion market in 2006.

According to DisplaySearch, a total of 572 million small and medium displays were shipped in the fourth quarter of 2006, a 12% increase over the comparable quarter of 2005 and a 9% increase in 2006 over 2005 (excluding products added in 2006), with total revenues of $5.3 billion in its recent issue of the Quarterly Small/Medium Shipment and Forecast Report. First quarter of 2007 shipments were forecast to be 511.3 million, down 11% from the first quarter of 2006 due to seasonality, but up 14 percent on a year to year basis. Shipments in 2006 exceeded 2.0 billion units, up 35% from 2005, with revenues of an estimated $21.3 billion.

Mobile phone displays continue to represent the majority of shipments in the small/medium category. Global handset panel shipments reached a record in the fourth quarter of 2006, with 297.6 million main displays and 67.9 million sub-displays, representing a combined growth of 3% sequentially and 7% on year, according to DisplaySearch. Total handset shipments topped 1.1 billion units last year but, shipment growth did not translate into revenue growth for the display makers.

The demand for large size LCD penal has increased since plasma- and LCT-TV been introduced. Japan Electronics and Information Technology Industries Association (JEITA) has predicted a sharp rise in demand for LCD televisions in the coming years. The group expects LCD to outpace demand for Plasma displays, with an average 23.4% annual growth for the next five years. In 2006, 37.1 million LCD units were shipped. Total revenue from sales of flat panel display screens are set to exceed previous projections by six per cent and hit $194.6 billion over 2007 and 2008. According to DisplaySearch, an increase in projected FPD revenue of $92.7 billion for 2007 and $102 billion in 2008 has led the research body to amend its earlier projected figure of £183.4 billion for the two-year period. DisplaySearch’s figures also revealed that sales of LCD TV panels are due to show a year-on-year increase by 38 per cent from the first half of 2007 and the first half of 2008.

Our Industry

The backlight industry is closely associated with the consumer electronics industry. LCDs are used to present data and images in a wide variety of applications, ranging from cell phones to car navigation and entertainment systems to the larger displays used in flat panel televisions and computer monitors, including laptop computer screens.

LCD technology allows for a higher level of light output than other types of panel displays. It has become the mainstream technology in today’s display market with demand for such technology increasing by 10 to 15% per year in recent years. Generally, companies that manufacture backlights supply them as a component to other parties, which incorporate them into a finished display unit, which consists of a film (such as a thin film transistor) that bears the image and the case or shell that is used to hold the backlight and film in place. The assemblers of the LCD modules are our typical upstream customers. Some branded assemblers of electronic consumer products are our customers too.

Until recently, the backlight industry was centered in Japan and Korea, where the majority of modules used in the production of LCD displays, such as Samsung and Toshiba, are located. Based on certain cost advantages, Taiwan has become a leading producer of backlights as well.

More recently, a large number of backlight manufacturers, both independent ones and operations associated with Japanese and Korean companies, have begun production in the PRC, including Diguang. This shift of backlight production to the PRC is based in large measure on the comparability of its technical workforce and facilities to those of the traditional Asian producers, together with significant labor cost advantages. Those factors have, to some extent, pulled the assembly of display units into the PRC as well, even though a relatively small amount of the modules used to make LCD displays are currently produced in the PRC.

We consider our industry to be one that is expanding. Display has become a necessary component for most electronic consumer products. We have an engineering team experienced in dot matrix design and optoelectronic physics. We have benefited from certain cost and strategic advantages relative to our competitors, and those advantages have enabled us to maintain attractive margins on our products up to this point. However, as a growing percentage of backlight production shifts to the PRC from higher-cost countries, price competition will increase, and our ability to preserve margins will depend on our continuing to improve our product quality, production efficiency and customer services relative to our competitors.

We believe that controlling costs is critical in the electronics industry. We aim to control costs by sourcing suitable replacements for expensive imported raw materials, improving production efficiency and maintaining good relationships with our customers.

Business Overview

We design, produce and distribute small to medium-sized LED and CCFL backlights, with in-house lightguide processing and film processing workshops, for “one-stop shopping” for backlight production. We have more than 100 employees, and we are planning to expand to over 1,200 employees in late 2007.

We market our products principally through an in-house staff. We promote our products at trade shows in ShenZhen and Hong Kong as well in through trade publications..

Intellectual Property

We own two Chinese patents for technical optimization of the optoelectronic properties and one Chinese copyright for software used in the dot matrix design and refining on light guide. The technologies are developed by our research and development team. However, because of the changing nature of the industry, these patents may not be material to our ongoing business.

We believe backlight manufacturers generally use similar techniques and procedures for back lighting unit production. However, each manufacturer uses its own special processes for refining the optoelectronic performance of its products. Our research and development efforts are aimed toward the development of new patents for revolutionary technologies to preserve what we believe are our technological advantages. We plan to continue to collaborate with universities in Hong Kong and optoelectronic research institutions in China, for developing the innovative and practical technologies for back lighting unit production.

We are not aware of any infringement of our existing patents and copyright. If any such infringement is found, we intend to take action to halt the infringement and enforce our intellectual property rights to the fullest extent possible under applicable law.

Principal Customers

A significant percentage of our business is generated from a small number of customers. The following table sets forth information as to the revenue derived from those customers that accounted for more than 10% of our revenue in the six months ended June 30, 2007 or the years ended December 31, 2006 and 2005 (dollars in thousands).

	Six Months Ended		Year ended December 31,
Customer	June 30, 2007		2006		2005
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Yassy Technology (Shenzhen) Co., Ltd.	$1,660	15%	$1,009	8%	-0-	-0-
Sinopex Enterprise Company	1,248	11%	2,096	13%	1,099	15%
Shenzhen Xinjiuding Optronics Technology Co., Ltd.	1,199	11%	1,327	8%	1,467	20%
Viewtron Technology Ltd.	1,116	10%	1,687	10%	929	12%
BYD Company Limited	768	7%	2,153	13%	1,184	16%

Although we market to companies both within China and outside of China, our largest customers are Chinese manufacturers, many of whom manufacture products for sale in the international market.

Source of Supply

We purchase components for our products from a number of suppliers. However, on occasion a customer’s specifications may require us to purchase components from a specific supplier. We do not have any long term contracts with any of our suppliers, and we believe that alternative suppliers are available. Although we have not been subject to shortages for any of our components, since we do not have long-term contracts, we may be subject to cutbacks and price increases which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers.

Research and Development

We incurred research and development expenses of $226,000 for the six months ended June 30, 2007, $344,000 for the year ended December 31, 2006 and $147,000 for the year ended December 31, 2005. All research and development is company-sponsored and is expensed as incurred. Our recent research and development projects include a cold color backlight project and a backlight light transmission board.

Government Regulations

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present manufacturing business.

We are also subject to numerous national, state and local governmental regulations, including environmental, labor, waste management, health and safety matters and product specifications. We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance. We are subject to significant government regulation with regard to property ownership and use in connection with our leased facilities in China, import restrictions, currency restrictions and restrictions on the volume of domestic sales and other areas of regulation, all of which can limit our ability to react to market pressures in a timely or effective way, thus causing us to lose business or miss opportunities to expand our business. These rules are subject to changes both in the law and regulations as well as the interpretation of existing laws and regulations. We cannot assure you that we will be in compliance consistently. Failure to comply with regulations could result in the imposition of fines, suspension or halting of production or closure of manufacturing operations.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion of the results of our operations and financial condition should be read in conjunction with the financial statements of Suny and the related notes, which appear elsewhere in this Form 8-K. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see “Forward Looking Statements.”

Overview

The financial statements reflect our operations, and do not reflect any operations of Lincoln.

We design, manufacture and market small to medium-sized LEDs and cold cathode fluorescent lamp for various types of displays. Our emphasis is on small to medium-size back lighting unit manufacturing, and we are now developing the large size back lighting unit.

Since we sell our products to manufacturers of electronic products and not to end users, our customers generally do not provide us with any long-term commitments. As a result it is necessary for us to estimate, based in part on non-binding estimates by our customers and potential customers, the requirements for our products. In addition, in some instances, we develop products based on anticipated customer demand with no assurance that we will get the anticipated orders. To the extent that we do not receive the anticipated orders or that our customers require products in greater quantities than we anticipated, our revenue and margins will be affected.

A small number of customers account for a very significant percentage of our revenue. During the six months ended June 30, 2007, we had four customers that generated revenue of more than 10%. These four customers accounted for approximately 47% of our revenue for that period. For the year ended December 31, 2006, four customers accounted for revenue of approximately 37% of revenue, and for the year ended December 31, 2005, four customers accounted for approximately 63% of revenue. Unless we replace a customer, the loss of any of these customers could have a material adverse effect upon our revenue and net income.

We also do not have long term supply contracts. While this practice reduces our risk, it also subjects us to price changes and, if the supplier has a larger than anticipated demand for its products, our allocation may be reduced. We may not be able to obtain the components from alternate suppliers in a timely manner if at all, which would affect our relationship with our customers.

Prior to September 2007, we were a privately-owned company and we did not have the legal, accounting and other expenses that are associated with our being a public company. Commencing in the third quarter of 2007, our general and administrative expenses will increase as a results of these factors.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

In estimating the collectability of accounts receivable we analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if we make different judgments or uses difference estimates. Our accounts receivable represent a significant portion of our current assets and total assets. Our realization on accounts receivable, expressed in terms of United States dollars may be affected by fluctuations in currency rates since the customer’s currency is frequently a currency other than United States dollars.

Inventories comprise raw materials work on process, finished goods and low value consumable articles are stated at the lower of cost or market. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale. Inventory costs do not exceed net realizable value.

Property, plant and equipment are stated at cost. Depreciation is provided principally by use of the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs, which do not improve or extend the expected useful life of the assets, are expensed to operations while major repairs are capitalized. The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets, and, if any, is recognized in the statements of operations.

Intangible assets are reviewed at least annually for impairment, or more frequently if we have reason to believe that there is an impairment. Intangible assets are tested by comparing net book value of asset to its fair value. Our assumptions about fair values require significant judgment because broad economic factors, industry factors and technology considerations can result in variable and volatile fair values.

We received a 100% tax holiday for 2005 and 2006 for the enterprise income tax. For 2007, 2008 and 2009, under present law, we will be entitled to a 50% tax holiday from this tax. As a result, there is no provision for income tax for 2005 and 2006. The tax provision for 2007 is 7.5% of taxable income.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

We recognizes product sales generally at the time the product is shipped. Shipping and handling costs are included in cost of goods sold. Revenue is presented net of any sales tax and value added tax.

Our functional currency is the RMB, which is the currency of the PRC, and our reporting currency is United States dollars. Our balance sheet accounts are translated into United States dollars at the year-end exchange rates prevailing during the periods in which these items arise. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in owners’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred. The translation and transaction gains and losses were immaterial in the statement of operations as incurred. The translation and transaction gains and losses were immaterial for the years ended December 31, 2006 and 2005 and the six months ended June 30, 2007 and 2006.

The PRC government imposes significant exchange restrictions on fund transfers out of the PRC that are not related to business operations. These restrictions have not had a material impact on our operations because we have not previously engaged in any significant transactions that are subject to the restrictions.

Convertible Preferred Stock and Warrants

In accordance with EITF 00-19, we determined that the convertible preferred stock and the accompanying warrants were equity instruments under SFAS 150 and 133. Although we had unconditional obligation to issue additional shares of common stock upon conversion of the series A preferred stock if our fully-diluted EBITDA per share were below the targeted levels, the certificate of designation relating to the series A preferred stock did not provide that we must issue shares that are registered pursuant to the Securities Act of 1933, with the result, pursuant to the certificate of designation, the additional shares need not be registered shares. Our series A preferred stock also met all other conditions for the classification as equity instruments. We had a sufficient number of authorized shares, the agreement contained an explicit limit on the number of shares to be delivered on conversion of the series A preferred stock, there is no required cash payment or net cash settlement requirement, and the holders of the series A preferred stock had no right higher than the holders of the common stock.

Our warrants were excluded from derivative accounting because they were indexed to our common stock and were classified in stockholders’ equity section according to SFAS 133 paragraph 11(a).

Results of Operations

The following table sets forth information from our statements of operations for the six months ended June 30, 2007 and 2006, in dollars and as a percentage of revenue (dollars in thousands):

	Six Months Ended June 30,
	2007		2006
Revenue	$11,312	100.0%	$5,922	100.0%
Cost of sales	8,721	77.1%	4,520	76.3%
Gross profit	2,591	22.9%	1,402	23.7%
Selling	140	1.2%	88	1.5%
General and administrative	259	2.3%	143	2.4%
Research and development	226	2.0%	146	2.5%
Depreciation	33	0.3%	30	0.5%
Income from operations	1,933	17.1%	993	16.8%
Interest expense, net	14	0.1%	(90)	(1.5%)
Other income (expenses)	1	0.0%	--	0.0%
Income before income taxes	1,919	17.0%	994	16.8%
Provision for income taxes	144	1.3%	--	0.0%
Net income (loss)	1,776	15.7%	994	16.8%

Six Months ended June 30, 2007 and 2006

Revenue was $11.3 million for the six months ended June 30, 2007 (the “June 2007 period”), an increase of $5.4 million or 89.3% from $5.9 million for six months ended June 30, 2006 (the “June 2006 period”). The increase in revenue reflects an increase demand for our products from small screen liquid crystal display and LED manufacturers.

Cost of goods sold was $8.7 million for the June 2007 period, an increase of $4.2 million, or 93%, compared to $4.5 million for the June 2006 period. The gross profit for the June 2007 period was $2.6 million, an increase of $1.2 million, or 85%, from $1.4 million for the June 2006 period. In general, the increase in cost of good sold and gross profit resulted from and reflected the increase in revenue, although the gross margin for the June 2007 period was 22.9%, compared with 23.7%, a modest decline from the June 2006 period.

Selling expenses were $140,000 for June 2007 period, an increase of $52,000, or 59%, compared to $88,000 during the June 2006 period. The increase was primarily attributed to our heightened efforts to expand our market share and promote our new products such as backlights for motor vehicle installations.

General and administrative were $259,000 for the June 2007 period, an increase of $116,000, or 81% from the June 2006 period. The increase was primarily attributed to the expensed incurred in anticipation of the reverse acquisition.

Research and development expenses were $226,000 for the June 2007 period, an increase of $79,000, or 54% from $147,000 for the June 2006 period, as a result of research and development relating to new projects.

Income tax provision for the June 2007 period was approximately $144,000. We had no income tax provision for the June 2006 because of the 100% tax holiday that was in effect for 2005 and 2006. The tax for the June 2007 period is 7.5%, as a result of the 50% tax holiday that, under current law, applies to 2007, 2008 and 2009.

As a result of the foregoing, net income for the June 2007 period was $1.8 million, as compared with net income of $1.6 million for the June 2006 period.

Years ended December 31, 2006 and 2005

The following table sets forth information from our statements of operations for the years ended December 31, 2006 and 2005, in dollars and as a percentage of revenue (dollars in thousands):

	Year Ended December 31,
	2006		2005
Revenue	$15,884	100.0%	$7,218	100.0%
Cost of sales	12,267	77.2%	4,520	62.6%
Gross profit	3,617	22.8%	1,402	19.4%
Selling	249	1.6%	88	1.2%
General and administrative	534	3.4%	143	2.0%
Research and development	344	2.2%	146	2.0%
Depreciation	75	0.5%	30	0.4%
Income from operations	2,413	15.2%	993	13.8%
Interest (income), net	(2)	0.0%	(90)	(1.2%)
Other income (expenses)	--	0.0%	--	0.0%
Income before income taxes	2,412	15.2%	994	13.8%
Provision for income taxes	--	0.0%	--	0.0%
Net income (loss)	2,412	15.2%	994	13.8%

Revenue was $15.9 million for the year ended December 31, 2006, an increase of $8.7 million, or 121%, compared to $7.2 million for the year ended December 31, 2005. The increase in revenue was attributed mainly to increases in sales volume. We commenced business in 2005, and during the first half of 2005 we were beginning to scale up our business and market our products. During 2006, we increased our production workers, which enabled us to significantly increase our production of our products and sales volume.

Cost of sales was $12.3 million for 2006, an increase of $6.8 million, or 124%, compared to $5.5 million for the year 2005. This increase was consistent with the increase in the net revenue. As a percentage of the net revenue, cost of sales for the year ended December 31, 2006 and 2005 was 77% and 76%, respectively.

Selling expenses were approximately $249,000 for 2006, an increase of $121,000, or 95%, compared to $128,000 for the prior year. The increase in selling expenses was attributable to the increase in commissions paid to the sales team members as a result of and also in line with the increase in our revenue.

General and administrative expenses for 2006 were approximately $620,000, an increase of $237,000 or 62%, compared to approximately $383,000 for 2005. The increase was in line with the increase in our scale of operation and also included audit fees of $120,000 provided for 2006.

Our research and development expenses for 2006 were approximately $344,000, an increase of $156,000, or 83%, compared to $188,000 for 2005. This increase reflected an increased effort to develop new types of backlight products through the acquisition of the relevant know how and technology. Our focus on research and development and the related expenses ultimately resulted in a significant increase in our total sales. In the future, we expect to continue to increase our research and development efforts and to enable us to manufacture wider lines of backlit products.

We had minimal interest expenses which were attributable to discounting charges on commercial bills.

We enjoyed enterprise income tax holiday for 2005 and 2006, as a result of which we paid no income tax in either year.

As a result of the foregoing factors, net income grew $1.4 million or 143% to approximately $2.4 million for 2006, from approximately $988,000 for 2005

Liquidity and Capital Resources

As of June 30, 2007, we had working capital of approximately $3.9 million, compared to $2.0 million at December 31, 2006, of which cash and cash equivalents amounted to $864,000, compared to $135,000 at December 31, 2006. Our accounts receivable has been a significant portion of our current assets, representing $2.1 million, or 38% of current assets, compared to $1.6 million, or 46% of current assets at December 31, 2006. Inventories amounted to $1.6 million, compared to $1.5 million at December 31, 2006.

During the June 2006 period, our cash flow from operations generated $163,000. We also borrowed $642,000 as a short term loan during the June 2006 period. In September 2007, we received gross proceeds of $4.0 million from the sale of our series A preferred stock and warrants. We used $625,000 of the proceeds in connection to pay a former principal stockholder for his stock, which was subsequently cancelled, and to pay debt to that stockholder. The net proceeds to us after payment of closing costs, was approximately $3.1 million. We used the net proceeds to pay the short term loan and for working capital.

Item 3 Description of Property

We lease approximately 108,000 square feet of office space in Shenzhen, China at an annual rental of approximately $240,000. This lease expires in January 2010. We believe that we have sufficient space for our anticipated short term needs and that additional space would be available on commercially reasonable terms if we require additional space.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table provides information at to shares of common stock beneficially owned as of September 12, 2007 by:

•	each director

•	each officer named in the summary compensation table

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned	Percentage
Lawrence Kwok-Yan Chan 12A Block, Xinhe Road, Xinqiao No. 3, Industrial Zone, Shajing District, Baoan Town Shenzen, China 150090	43,746,180	50.3%
Chi-wai Tse	0	0%
Liang Hong	3,225,000	3.7%
Chen Dong	0	0%
Sen Li	0	0%
All officers and directors as a group (two individuals beneficially owning stock)	46,971,180	54.0%

The shares owned by Mr. Chan represents 36,246,180 shares owned by Mr. Chan and 7,500,000 owned by his wife, as to which Mr. Chan disclaims beneficial ownership.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of September 12, 2007. None of the persons named in the table own any options or convertible securities.

Barron Partners owns series A preferred stock and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the series A preferred stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners and its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

Item 5. Directors and Executive Officers, Promoters and Control Persons.

Directors and Executive Officers

The following table sets forth certain information with respect to our directors and executive officers.

Name	Age	Position
Lawrence Kwok-Yan Chan	39	Chief Executive Officer and Chairman
Chi-wai Tse	40	Chief Financial Officer and Secretary
Liang Hong	43	Director
Chen Dong	46	Director
Sen Li	46	Director

Lawrence Kwok-Yan Chan has been our chief executive officer and a director since the reverse acquisition on September 12, 2007. He founded Suny in 2004 and has been Suny’s chairman since its inception. From 2000 to 2002, Mr. Chan was employed as general manger by Wai Chi Electronics Co. Mr. Chan graduated from Hong Kong Polytechnic University with first honor in 1991

Chi-wai Tse has been our chief financial officer and secretary since the reverse acquisition on September 12, 2007. Mr. Tse has been chief financial officer for Suny since August 2007. Mr. Tse devotes part of his time to his duties with us. Mr. Tse worked with the Hong Kong office of RSM Nelson Wheeler from February 2002 to August 2005 as an audit manager. After that and prior to joining Suny in August 2007, he provided advisory services in the areas of accounting, financial reporting and related matters to Chinese enterprises that were seeking overseas listing opportunities in Hong Kong, Singapore and the United States. Mr. Tse received a bachelor degree in social sciences and graduated from The University of Hong Kong in 1989. He is a certified public accountant and a member of The Institute of Chartered Accountants of England and Wales and a member of the Hong Kong Institute of Certified Public Accountants.

Liang Hong has been director of Suny since September 18, 2007. Mr. Hong has served as senior project manager for Shenzhen High Tech Investment and Guaranty Co., Ltd., since March 1995. From January 2001 to April 2002, Mr. Hong was a financial manager in Shenzhen HuaMao Pawn Co., Ltd., and from May 2000 to December 2000, Mr. Hong worked for Shenzhen ZhongBaoHua Electronics Co., Ltd., as financial controller. Mr. Hong hold a B.A. in Economics from Southwest University of Finance.

Chen Dong has been a director of Suny since the September 18, 2007. Since November 1997, Mr. Chen has been the Chairman of Maple Leaf Enterprise Co., Ltd., which specializes in investment in industry. Mr. Chen holds a M.S. in English from Jilin University.

Sen Li has been a director of Suny since September 18, 2007. Mr. Li has served as senior engineer for Committee of Experts of Shenzhen Bureau of Science Technology and Information since 2001. From 1999 to 2001 Mr. Li served as project controller for the Beijing representative office of New Zealand Tower Finance Group. Mr. Li has been a senior lecturer in Guangzhou Metallurgy College. Mr. Li received a B.S. from Jiangsu Normal University and took the MBA in-service training from September 1999 to November 2000 and also took the MBA training in New Zealand Engineering and Technology College from 1996 to 1998.

Committees

As of the date of this report, our board of directors has no separate committees and it acts as the audit committee at this time. We intend to have an audit committee comprised of three independent directors and a compensation committee of which at least a majority of the members are independent directors.

Item 6. Executive Compensation.

Set forth below is information for Lincoln’s treasurer, who became chief executive officer in 2007. No other officer received any compensation in 2006 and 2005.

Summary Compensation Table

Name	Year	Salary	Bonus	Other Compensation

Samir Masri	2006	$16,000	$0	$0
Samir Masri	2005	$15,000	$0	$0

Set forth below is information for our chief executive officer. No other officer received compensation in excess of $100,000 for 2006 or 2005. We did not pay our chief executive officer, Lawrence Kwok-Yan Chan, any compensation, either in the form of equity or salary and benefits, during 2006 or 2005.

We have no employment agreements with any of our officers, and we have not adopted any equity compensation plans.

Item 7. Certain Relationships and Related Transactions.

See Item 1.01.

Item 8. Description of Securities

We are authorized to issue 500,000,000 shares of common stock, par value $.0001 per share, and 50,000,000 shares of preferred stock, par value $.0001 per share.

The following summary of certain provisions of our common stock, preferred stock, certificate of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our certificate of incorporation gives our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock. Our certificate of incorporation includes a provision which states that any rights, options and warrants may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of our capital stock (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent. This relates to the terms of the warrants that provide that the 4.9% limitation on the number of shares of common stock that a warrant holder may beneficially own may not be amended.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that each share of series A preferred stock was initially convertible into 7.5 shares of common stock, subject to adjustment. No dividends are payable with respect to the series A preferred stock. While the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $1.08 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

Proposed Restated Articles of Incorporation

Pursuant to the Purchase Agreement, the Company’s board of directors and stockholders approved a restated certificate of incorporation to, among other things, effect a 7.5-to-1 reverse split, and reduce the authorized capital to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. The Company is required, within fifteen days of the closing date, to file an information statement with the SEC, and to mail the information statement to stockholders within five business days after the SEC has completed its review of the information statement, or, if the SEC does not review the information statement, within twenty business days after the proxy statement or information statement is filed with the SEC. The Company will file the restated certificate within 30 days after the information statement is mailed to stockholders.

Part II

Item 1. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Lincoln’s common stock is listed on the Over the Counter Bulletin Board under the symbol LCNIA. However, there is currently no regular market or trading in the Company’s common stock, and we cannot give an assurance that such a market will develop. Our agreement with the Investors under the Purchase Agreement prohibits our payment of dividends while the Series A Preferred Stock are outstanding.

As of September 12, 2007, we had approximately 115 stockholders of record.

As of September 12, 2007, we had the following shares of common stock reserved for issuance:

-- 27,777,780 shares issuable upon conversion of the series A preferred stock issued to the Investors under the Purchase Agreement.
-- 86,250,000 shares issuable upon exercise of the warrants issued to the Investors under the Purchase Agreement.

We do not have any equity compensation plan.

Item 2. Legal Procedings.

None

Item 3. Changes in and Disagreements with Accountants.

See Item 5.02 of this Form 8-K.

Item 4. Recent Issuances of Unregistered Securities.

See Item 3.02 of this Form 8-K for information relating to recent issuances of unregistered securities.

Item 5. Indemnification of Officers and Directors.

Our certificate of incorporation and by-laws provide that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Part F/S

Reference is made to the filings by Lincoln on Form 10-KSB and 10-QSB for Lincoln’s financial statements.

The financial statements of Suny begin on Page F-1.

Part III

The pro forma financial information is listed and described in Item 9.01 of this Form 8-K.

Item 3.02 Unregistered Sale of Equity Securities.

On September 12, 2007:

(a) We entered into the exchange agreement, pursuant to which we acquired all of the outstanding shares of Keep On, which is the sole stockholder of Suny. Pursuant to the exchange agreement, we issued 85,320,000 shares of common stock to the sole stockholder of Keep On and his designees named in the Exchange Agreement. These issuances are exempt from registration requirements under Regulation S under the Securities Act. The shares issued pursuant to Regulation S were issued in an “offshore transaction” as defined in, and pursuant to, Rule 902 under the Securities Act on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

(b) We entered into the Purchase Agreement with the Investors pursuant to which the Investors purchased, for $4,000,000, an aggregate of (i) 3,703,704 shares of the Series A Preferred Stock, with each share of Series A Preferred Stock being initially convertible into 7.5 shares of common stock, (ii) warrants to purchase 41,250,000 shares of common stock at $.17 1/3 per share, and (iii) warrants to purchase 45,000,000 shares of common stock at $.20 per share. The following table sets forth the investment by each of the Investors, the number of shares of Series A Preferred Stock being issued and the number of shares of common stock issuable upon exercise of each set of warrants:

	Series A Preferred Stock	$.17 1/3 Warrants	$.20 Warrants
Barron Partners LP	3,611,111	40,218,750	43,875,000
EOS Holdings LLC	92,593	1,031,250	1,125,000
Total	3,703,704	41,250,000	45,000,000

The issuance and sale of the Series A Preferred Stock and warrants pursuant to the Purchase Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the shares of Series A Preferred Stock and warrants issued pursuant to the Purchase Agreement contains restrictive legends preventing the sale, transfer or other disposition of such series A preferred stock and warrants unless registered under the Securities Act. Any shares of our common stock issued pursuant to the series A preferred stock or warrants shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.

(c) We issued, to Belmont Partners, LLC (“Belmont”), for services provided in connection with the Purchase Agreement, 870,000 shares of common stock. The issuance and sale of the common stock to Belmont was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. The common stock issued to Belmont contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.

(d) We issued Asher S. Levitsky P.C. Defined Benefit Plan 375,000 shares of common stock for $100. The issuance and sale of the common stock to Asher S. Levitsky P.C. Defined Benefit Plan was made in reliance upon the exemption provided in Section 4(2) of the Securities Act for transactions not involving a public offering.

Item 4.01 Change in Registrant’s Certifying Accountant.

On September 18, 2007, our sole director dismissed Sherb & Co., LLP (“Sherb”) as our independent registered accounting firm and engaged Kempisty & Company certified public accountants, P.C. (“Kempisty”) to serve as our independent registered accounting firm for the year ending December 31, 2007. Kempisty is the independent registered accounting firm for Suny, and its report on the financial statements of Suny at December 31, 2006 and for the two years in the period then ended is included in this current report on Form 8-K. Prior to engaging Kempisty, we did not consult with Kempisty regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.

Our financial statements at July 31, 2006 and 2005 and for the years then ended were audited by Sherb. The audit report of Sherb included a going-concern qualification. Sherb will also audit the financial statements of Lincoln for its fiscal year ended July 31, 2007. There were no disagreements with Sherb during the period ended December 31, 2006 or during the period subsequent to December 31, 2006 on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Item 5.01 Changes in Control of Registrant.

See Item 1.01 of this Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 12, 2007:

•	Lawrence Kwok-Yan Chan was elected as a director of the Company.

•	Samir Masri resigned as officer and director of the Company, leaving Mr. Chan as the sole director.

•	Lawrence Kwok-Yan Chan was elected chief executive officer and Chi-wi Tse was elected as chief financial officer.

On September 18, 2007, Hong Liang, Dong Chen and Li Sen were elected as directors.

See Item 5 of Item 2.01 of this Form 8-K for information concerning the background of the newly elected officers and directors.

Item 5.06 Change in Shell Company Status

As a result of the reverse acquisition of Keep On, we are no longer a shell company. See “Item 1.01 Entry into a Material Definitive Agreement” for information relating to the agreements pursuant to which the reverse acquisition was consummated and financed and “Item 2.01 Completion of Acquisition or Disposition of Assets” for a description of our business following the completion of the reverse acquisition.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of Suny. See Page F-1.
(b)	Pro forma financial information. See Exhibit 99.9.
(c)	See (a) and (b) of this Item 9.01.
(d)	Exhibits

16.1	Letter from Sherb & Co., LLP.
99.1	Securities Purchase Agreement, dated September 12, 2007, between the Company and the Investors
99.2	Certificate of Designation of Series A Preferred Stock
99.3	$0.17 1/3 warrants issued to the Investors
99.4	$0.20 warrants issued to the Investors
99.5	Registration rights agreement dated September 12, 2007, between the Company and the Investors
99.6	Closing Escrow Agreement among the Company, the Investors and Sichenzia Ross Friedman Ference LLP
99.7	Share Exchange Agreement, dated September 12, 2007, between the Company and Lawrence Kwok-Yan Chan
99.8	Agreement, dated September 12, 2007, between the Company and Nathan Low
99.9	Pro forma financial information

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lincoln International Corporation

Dated: September 19, 2007	By:	/s/ Lawrence Kwok-Yan Chan

Name: Lawrence Kwok-Yan Chan
Title: Chief Executive Officer

INDEX TO FINANCIAL STATEMENTS

Suny Electronics (ShenZhen) Limited

KEMPISTY & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Suny Electronics (Shenzhen) Co., Ltd.

We have audited the accompanying balance sheet of Suny Electronics (Shenzhen) Co., Ltd. as of December 31, 2006 and the related statements of operations and retained earnings and cash flows for each of the years in the two year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Suny Electronics (Shenzhen) Co., Ltd. at December 31, 2006 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2006 in conformity with accounting principles generally accepted in the in the United States of America.

/s/ Kempisty & Company CPAs PC

Kempisty & Company
Certified Public Accountants PC
New York, New York
July 9, 2007

Suny Electronics (ShenZhen) Limited
Balance Sheets

	June 30,	December 31,
	2007	2006
	(Unaudited)

Current Assets
Cash and cash equivalents	$864,408	$134,991
Accounts receivable, net (Note 3)	2,119,489	1,656,461
Inventory (Note 4)	1,619,444	1,460,055
Advances to suppliers (Note 5)	591,176	290,858
Restricted cash (Note 7)	254,873	-
Other receivables	76,825	36,621
Total Current Assets	5,526,215	3,578,986
Property, plant and equipment, net (Note 6)	1,635,702	1,771,460
Loan to employee (Note 8)	292,774	157,442

Total Assets	$7,454,691	$5,507,888

Current Liabilities
Short-term loans (Note 7)	$641,882	$-
Accounts payable and accrued liabilities	799,448	1,540,124
Corporate tax payable	145,943	-
Total Current Liabilities	1,587,273	1,540,124
Due to officer (Note 10)	48,145	47,809
Total Liabilities	1,635,418	1,587,933

Commitments and Contingencies (Note 11)	-	-

Stockholders' Equity
Registered capital (Note 1)	1,265,767	385,854
Contributed surplus (Note 1)	298,979	298,979
Retained earnings
Restricted (Note 9)	198,550	198,550
Unrestricted	3,807,932	2,912,334
Accumulated other comprehensive income	248,045	124,238
Total stockholders' equity	5,819,273	3,919,955

Total Liabilities and Stockholders' Equity	$7,454,691	$5,507,888

The accompanying notes are an integral part of these financial statements.

Suny Electronics (ShenZhen) Limited
Statements of Operations

	Six Months Ended		Year Ended
	June 30,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)

Sales	$11,311,915	$5,921,961	$15,884,094	$7,218,295
Cost of goods sold	(8,720,780)	(4,520,011)	(12,267,433)	(5,514,854)
Gross Profit	2,591,135	1,401,950	3,616,661	1,703,441
Operating Costs and Expenses:
Selling expenses	140,033	88,333	249,187	128,398
General and administrative	258,730	143,012	534,165	308,561
Research and development	225,876	146,791	344,433	187,670
Depreciation of property, plant and equipment	33,149	30,324	75,202	70,369
Asset impairment charge	-	-	-	298,979
Total operating costs and expenses	657,788	408,460	1,202,987	993,977
Income From Operations	1,933,347	993,490	2,413,674	709,464
Interest income (expenses) - net	(14,418)	90	(1,879)	(10,005)
Other income (expenses) - net	543	-	-	(370)

Income Before Income Taxes	1,919,472	993,580	2,411,795	699,089
Income taxes	(143,960)	-	-	-

Net income	1,775,512	993,580	2,411,795	699,089

Retained Earnings - Opening	2,912,334	629,180	629,180	-
Registered Capital Reallocated	(879,914)	-	-	-
Restriced Earnings Reallocated	-	-	(128,641)	(69,909)
Retained Earnings - Ending	3,807,932	1,622,760	2,912,334	629,180

The accompanying notes are an integral part of these financial statements.

Suny Electronics (ShenZhen) Limited
Statements of Cash Flows

	Six Months Ended		Year Ended
	June 30,		December 31,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)

Operating activities
Net income	$1,775,512	$993,580	$2,411,795	$699,089
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Bad debts	-	-	78,662	51,304
Depreciation of property, plant and equipment	200,462	159,339	266,171	146,267
Impairment of assests	-	-	-	298,979
Changes in operating assets and liabilities:
Accounts receivable, net	(463,028)	(1,859,066)	(655,298)	(618,574)
Advances to suppliers	(300,318)	291,958	1,101	(291,958)
Restricted cash	(254,873)	-	-	-
Other receivables	(40,204)	(43,383)	(23,418)	39,415
Inventory	(159,389)	(222,795)	(1,037,656)	(422,399)
Accounts payable and accrued liabilities	(740,676)	1,438,720	103,234	1,122,663
Corporate tax payable	145,943	-	-	-
Net cash provided by (used in) operating activities	163,429	758,353	1,144,591	1,024,786
Investing activities
Loan to employee	(135,332)	173,694	(3,722)	(153,720)
Property, plant and equipment additions	(22,260)	(619,938)	(685,623)	(1,227,257)
Net cash provided by (used in) investing activities	(157,592)	(446,244)	(689,345)	(1,380,977)
Financing activities
Short term loan proceeds	641,882	-	-	-
Loan from related party	185,835	676	691	-
Paydown of loan from related party	(186,699)	(73,512)	(341,864)	(43,481)
Capital contribution	-	-	-	385,854
Net cash provided by (used in) financing activities	641,018	(72,836)	(341,173)	342,373

Effect of exchange rate changes on cash and cash equivalents	82,562	7,340	(5,217)	(20,321)

Increase (decrease) in cash and cash equivalents	729,417	246,613	108,856	(34,139)

Cash and cash equivalents, beginning of year	134,991	26,135	26,135	60,274

Cash and cash equivalents, end of year	$864,408	$272,748	$134,991	$26,135

The accompanying notes are an integral part of these financial statements.

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Suny Electronics (Shenzhen) Co., Ltd. (the “Company”) was incorporated in the Province of Guangdong, PRC in November of 2004. As of December 31, 2006, the Company had registered capital of $385,854, which is fully paid up. In May 2007, the Company increased its registered capital to $1,265,767. The incremental part of $879,913 was the result of capitalization of its un-appropriated retained earnings.

In December 2004, Xinlei Technology Co., Ltd. (“Xinlei”), located in the City of Shenzhen in the PRC, entered an agreement with the Company. Pursuant to this agreement, Xinlei transferred 100% of its net asset with the value of $298,979 to the Company at no cost. For reporting purpose, no value of net asset is reflected in the financial statements since there was no cost associated with the transfer. Xinlei is unrelated to Chen Kwok Yan.

The Company’s primary activities are the research, manufacture, marketing and sale of electronic products in PRC and overseas.

On July 19, 2007, the Company entered a stock transfer agreement with Keep On Holdings (“KOH”), an offshore holding company incorporated in the British Virgin Islands (“BVI”) on April 18, 2007 that is solely owned and controlled by the Company’s President and sole shareholder. Pursuant to this agreement, KOH exchanged all of its 50,000 outstanding common shares for 100% of the Company’s ownership interest with a cash consideration of $63,935. Subsequent to the completion of this acquisition, the Company became a wholly owned subsidiary of KOH.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Interim Financial Information

The unaudited interim financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial position, results of operations and cash flows as at June 30, 2007 and 2006, have been included. Readers of these financial statements should note that the interim results for the six months period ended June 30, 2007, are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as well as the reported amounts of revenues and expenses. Actual results could differ from these estimates.

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in the PRC, and all highly-liquid investments with original maturities of three months or less at the time of purchase. Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts on a monthly basis. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment terms. Significant changes in customer concentration or payment terms, deterioration of customer credit-worthiness or weakening in economic trends could have a significant impact on the collectibility of receivables and our operating results. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The allowances for doubtful accounts totaled $137,576 at both June 30, 2007 and December 31, 2006.

Inventories

Inventories, which are primarily comprised of raw materials, packaging materials, and finished goods, are stated at the lower of cost or net realizable value, using the first-in, first-out (“FIFO”) method. Cost is determined on the basis of a moving average. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a periodic basis.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, with an estimated 5% salvage value of original cost, over the estimated useful lives of the assets as follows:

Machinery and equipment	8 years
Office equipment	5 years
Automobile	5 years
Leasehold improvement	5 years

Expenditures for repairs and maintenance, which do not improve or extend the expected useful lives of the assets, are expensed as incurred while major replacements and improvements are capitalized.

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

When property or equipment is retired or disposed of, the cost and accumulated depreciation are removed from the accounts, with any resulting gains or losses being included in net income or loss in the year of disposition.

Impairment of Long-Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires the Company to (a) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and (b) measure an impairment loss as the difference between the carrying amount and fair value of the asset. The Company believes that long-lived assets in the accompanying balance sheets are appropriately valued at June 30, 2007 and December 31, 2006.

Revenue Recognition

The Company recognizes revenue when the significant risks and rewards of ownership have been transferred pursuant to PRC law, including such factors as when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, sales and value-added tax laws have been complied with, and collectibility is reasonably assured. The Company generally recognizes revenue when its products are shipped.

Comprehensive Income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

Concentration of Credit Risk

The Company maintains cash balances at various financial institutions in the PRC which do not provide insurance for amounts on deposit.

The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area. The Company mitigates this risk by spreading its deposits over 15 banks.

The Company operates principally in the PRC and grants credit to its customers. Although the PRC is economically stable, it is always possible that unanticipated events both domestically and in foreign countries could disrupt either the Company’s operations or those of its customers.

Foreign Currency Translation

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

The functional currency of the Company is the Renminbi (“RMB”), the PRC’s currency. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared using the RMB, are translated into the Company’s reporting currency, United States Dollars. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates for the balance sheets in effect at June 30, 2007 and December 31, 2006 were one RMB for $0.13150 and $0.12825, respectively. The exchange rates for the statements of operations in effect for the six months ended June 30, 2007 and 2006, and for the years ended 2006 and 2005 were one RMB for $0.12971, $0.12462, $0.12557 and $0.12222, respectively.

Fair Value of Financial Instruments

The Company's financial instruments include cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, value-added taxes, short-term and long-term bank loans, and loans payable to related parties. The carrying amounts of financial instruments other than long-term obligations approximate fair value due to their short maturities. Long-term obligations approximate fair value based upon rates currently available for similar instruments.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No.48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on our financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard will have no impact on our financial statements.

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS No. 115”), applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for the
Company’s consolidated financial statements for the annual reporting period beginning after November 15, 2007. The Company is currently evaluating the impact of this new pronouncement on its consolidated financial statements.

NOTE 3 - ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	June 30,	December 31,
	2007	2006

Accounts receivable	$2,257,060	$1,790,632

Less: Allowance for doubtful accounts	(137,571)	(134,171)
	$2,119,489	$1,656,461

NOTE 4 - INVENTORY

Inventory consists of the following:

	June 30,	December 31,
	2007	2006

Raw material and supplies	$1,789,035	$1,480,238
Work in process	-	102,744
Inventory variance adjustments	(18,203)	24,719

Less: Impairment charge	(151,388)	(147,646)
Total inventory	$1,619,444	$1,460,055

NOTE 5 - ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

	June 30,	December 31,
	2007	2006
Advances	$591,176	$290,858

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

Advances to suppliers represent amounts prepaid for production materials to assure a continued supply of product. The advances are applied against amounts due the supplier as the materials are shipped.

NOTE 6 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	June 30,	December 31,
	2007	2006

Machinery and equipment	$1,639,524	$1,577,906
Office equipment	46,465	44,404
Automobile	272,749	266,008
Leasehold improvement	316,347	308,529
Total	2,275,085	2,196,847

Less accumulated depreciation	(639,383)	(425,387)

	$1,635,702	$1,771,460

NOTE 7 - BANK LOANS

As of June 30, 2007, the Company had several outstanding bank loans which were used primarily for general working capital purposes. These are recurring loans which carry annual interest rates of 9.5% with maturity dates of 3 months. These loans are secured by the Company’s bank deposit of $254,873.

The Company had no outstanding bank loan as of December 31, 2006.

Total interest expense related to the Company’s outstanding bank loans was $14,474 for the periods ended June 30, 2007.

NOTE 8 - LOAN TO EMPLOYEE

The loan bears no interest and has no definite terms of repayment. The loan was repaid in full in July 2007. The employee is not an officer, director or affiliate.

NOTE 9 - STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, the Company is required to make annual appropriations to a statutory surplus reserve fund. Specifically, the Company is required to allocate 10% its profits after taxes, as determined in accordance with the PRC accounting standards applicable to the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the Company.

NOTE 10 - DUE TO OFFICER

Due to officer at June 30, 2007 and December 31, 2006 is as follows:

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

	June 30,	December 31,
	2007	2006

Due to CEO	$48,145	$47,809

These amounts reflects loans made by the chief executive officer to the Company which are unsecured, non-interest bearing and have no fixed repayment date.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments

The Company has entered into several tenancy agreements for the lease of factory premises and staff quarters. The Company’s commitment for minimum lease payments under these non-cancelable operating leases for the next five years and thereafter are as follows as follows:

Year ending December 31,
2007	$240,735
2008	232,101
2009	243,706
2010 and thereafter	304,632
Total	$1,021,174

Social insurance for employees

According to the prevailing laws and regulations of the PRC, the Company is required to cover its employees with medical, retirement and unemployment insurance programs. Management believes that due to the transient nature of its employees, the Company does not need to provide all employees with such social insurances, and has paid the social insurances for the Company’s employees who have completed three months’ continuous employment with the Company. The three month period is a probation period after which the employee becomes part of permanent staff.

The initial determination of whether an employee is entitled to coverage is made by the Company, based on the statutory provisions for included employees. The employees have a right to appeal the Company’s decision not to provide the coverage, and, if an employee exercises this right and files a complaint against the Company and prevails, the Company may be required to pay for the insurance retroactively and pay an administrative fine. The Company believes that it is in compliance with applicable law and that any liability which it may incur will not be material.

NOTE 12 - INCOME TAXES

The Company is registered in the PRC as a wholly-foreign owned enterprise. Under the tax laws of the PRC, the Company is entitled to a preferential Enterprise Income Tax (“EIT”) rate of 15%, which a full exemption for the first two profitable years, followed by a 50% reduction on EIT for the following three consecutive years.

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

As a result of the above tax exemptions, there was no income taxes payable for the Company for the year ended December 31, 2006 and 2005. Under current law, the Company is entitled to a 50% tax exemption for the following three years. The income tax payable accrued at six months ended June 30, 2007 is $145,943, which reflects the 50% exemption.

The tax authority of the PRC Governtment conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

NOTE 13 - SEGMENT INFORMATION

The Company operates in one industry segment - research, development, manufacture, marketing and sales of electronic products. Substantially all of the Company’s identifiable assets and operations at June 30, 2007 and December 31, 2006 were located in the PRC.

NOTE 14 - OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Principal Customers

A significant percentage of the Company’s business is generated from a small number of customers. The following table sets forth information as to the revenue derived from those customers that accounted for more than 10% of our revenue in the six months ended June 30, 2007 or the years ended December 31, 2006 and 2005 (dollars in thousands).

	Six Months Ended		Year ended December 31,
Customer	June 30, 2007		2006		2005
	Dollars	Percent	Dollars	Percent	Dollars	Percent
Yassy Technology (Shenzhen) Co., Ltd.	$1,660	15%	$1,009	8%	-0-	-0-
Sinopex Enterprise Company	1,248	11%	2,096	13%	1,099	15%
Shenzhen Xinjiuding Optronics Technology Co., Ltd.	1,199	11%	1,327	8%	1,467	20%
Viewtron Technology Ltd.	1,116	10%	1,687	10%	929	12%
BYD Company Limited	768	7%	2,153	13%	1,184	16%

Although the Company markets to companies both within China and outside of China, its largest customers are Chinese manufacturers, many of whom manufacture products for sale in the international market.

Source of Supply

The Company purchases components for its products from a number of suppliers. However, on occasion, a customer’s specifications may require us to purchase components from a specific supplier. The Company does not have any long term contracts with any of its suppliers, and the Company believes that alternative suppliers are available. Although the Company has not been subject to shortages for any of its components, since it does not have long-term contracts, the Company may be subject to cutbacks and price increases which it may not be able to pass on to its customers in the event that the demand for components generally exceeds the capacity of its suppliers.

NOTE 15 - SUBSEQUENT EVENTS

On July 19, 2007, the Company entered a stock transfer agreement with Keep On Holdings Limited (“KOH”), an offshore holding company incorporated in the British Virgin Islands (“BVI”) on April 18, 2007 that is solely owned and controlled by the Company’s president. Pursuant to this agreement, KOH exchanged all of its 50,000 outstanding common shares for 100% of the Company’s ownership interest with a cash consideration of $63,935. Subsequent to the completion of this acquisition, the Company became the subsidiary wholly owned by KOH.

On September 12, 2007, Lincoln International Corporation, a Delaware corporation (“Lincoln”), entered into the following agreements:

•
An agreement with the sole shareholder of KOH pursuant to which the shareholder exchanged all of his stock in KOH for 85,320,000 shares of Lincoln’s common stock (constituting approximately 98.1% of the outstanding common stock of Lincoln.

•
An agreement with Barron Partners LP and Eos Holdings who purchased for $4,000,000, (i) 3,713,704 shares of Lincoln’s series A preferred stock, which are initially convertible into 27,777,780 shares of common stock, (ii) warrant to purchase 41,250,000 shares of Common Stock at $0.17 1/3 per share, and (iii) warrants to purchase 45,000,000 shares of Common Stock at $0.20 per share.

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

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An agreement with the principal shareholder of Lincoln pursuant to which he sold to Lincoln, 2,175,000 shares of Lincoln’s common stock for $340,133.13, and repaid obligations to Mr. Low due to him in the aggregate amount of $284,866.87. The shares that were purchased from the Company were cancelled.

•	A registration rights agreement pursuant to which Lincoln agreed to register the shares of Common Stock issuable upon conversion of the series A preferred stock and exercise of the warrants.

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An escrow agreement pursuant to which the Lincoln put 3,700,000 shares of series A preferred stock in escrow. If Lincoln’s consolidated net income, as defined, for 2007 and 2008 do not reach the target numbers, on a per share, fully diluted basis, some or all of these shares are to be delivered to the investors and if the targets are met, the shares are to be retuned to Lincoln and cancelled. The Target Number for 2007 shall be RMB¥0.9894 (approximately $0.1315) per share, and the Target Number for 2008 shall be RMB¥1.569 (approximately $0.2985) per share, except that, if all of the Warrants shall not have been exercised by March 31, 2008, the Target Number for 2008 shall by RMB¥1.368 (approximately $1.1818) per share. The conversion rates are based on the rates on September 11, 2007, and are subject to change.

Net income is defined to mean net income determined in accordance with GAAP plus (a) any charges relating to the transaction contemplated by the Purchase Agreement and the registration rights agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Net Income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining net income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP.

The warrants have a term of five years, and expire on September 12, 2012. The warrants provide a cashless exercise feature which permits the conversion of the warrants into shares of Common Stock or Series A Preferred Stock; however, the holders of the warrants may not make a cashless exercise during the twelve months commencing on September 12, 2007 and thereafter only if the underlying shares are not covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 50% in each of 2007 and 2008 if the Company’s net income, as defined, per share of common stock, on a fully-diluted basis, is less than the Target Numbers described above for 2007 and 2008. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants.

The Purchase Agreement, the certificate of designation and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 4.9% of the Company’s outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

The Purchase Agreement, the certificate of designation for the series A preferred stock and the warrants also provide that, with certain exceptions, if the Company issues common stock at a price, or other warrants or other convertible securities with an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, as the case may be, the conversion price of the warrants or the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities, except that, the exercise price of the $0.17 1/3 warrants has a formula adjustment.

Pursuant to the purchase agreement, in addition to the foregoing:

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The board of directors and the holders of a majority of Lincoln’s outstanding shares approved a restated certificate of incorporation which effected a one-for-7.5 reverse split of Lincoln’s common stock, and the Company is required to file an information statement with the SEC in connection therewith and, after mailing the information statement to the stockholders, to file the restated certificate of incorporation.

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The Company agreed to have appointed such number of independent directors that would result in a majority of its directors being independent directors, that the audit committee would be composed solely of independent directors and the compensation committee would have a majority of independent directors within 90 days after the closing. Failure of the Company to meet these requirements for a period of 60 days for an excused reason, as defined in the Purchase Agreement, or 75 days for a reason which is not an excused reason, would results in the imposition of liquidated damages which are payable in cash or additional shares of series A preferred stock..

•	The Company agreed to hire a full-time qualified chief financial officer within 60 days after the closing date. Failure to meet this covenant would result in the imposition of liquidated damage.

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Liquidated damages for failure to comply with the preceding two covenants are computed in an amount equal to 12% per annum of the Purchase Price, up to a maximum of 15% of the Purchase Price, which is $600,000, which is payable in cash or series A preferred stock, at the election of the investors.

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The Company and the investors entered into a registration rights agreement pursuant to which the Company agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 1,217 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 550,000 shares. The registration rights agreement also provides for additional demand registration rights in the event that the investors are not able to register all of the shares in the initial registration statement.

SUNY ELECTRONICS (SHENZHEN) CO., LTD.
NOTES TO FINANCIAL STATEMENTS
(AMOUNTS AND DISCLOSURES AT AND FOR THE SIX MONTHS ENDED
JUNE 30, 2007 AND 2006 ARE UNAUDITED)

•	The investors have a right of first refusal on future financings.

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The Company is restricted from issuing convertible debt or preferred stock or from having debt in an amount greater than twice the Company’s earnings before interest, taxes, depreciation and amortization.

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The Company’s officers and directors agreed, with certain limited exceptions, not to publicly sell shares of common stock for 27 months or such earlier date as all of the convertible securities and warrants have been converted or exercised and the underlying shares of common stock have been sold.

•	The Company paid Barron Partners $50,000 for its due diligence expenses.